Exhibit 4(b)

LIMITED LIABILITY COMPANY AGREEMENT

OF

GE EQUIPMENT TRANSPORTATION LLC, SERIES 2015-1

(A DELAWARE LIMITED LIABILITY COMPANY)

Dated as of March 4, 2015

Issuer LLC Agreement

GE EQUIPMENT TRANSPORTATION LLC, SERIES 2015-1

LIMITED LIABILITY COMPANY AGREEMENT, dated as of March 4, 2015, adopted by GE Equipment Funding, LLC, as a member (the “Initial Member”).

Preliminary Statement

The Initial Member desires to form a limited liability company (the “Company”) under the Delaware Limited Liability Company Act (currently Chapter 18 of Title 6 of the Delaware Code), as amended from time to time (the “Act”).

Accordingly, the Initial Member hereby adopts the following as the “Limited Liability Company Agreement” of the Company within the meaning of Section 18-101(7) of the Act.

ARTICLE I

Section 1.1  Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the “Definitions Addendum” attached to this Agreement and incorporated herein, and shall otherwise have the meanings assigned to such terms in the Act.

ARTICLE II

Section 2.1  Formation. The Company was formed as a limited liability company pursuant to the provisions of the Act on January 5, 2015 by the filing of the Certificate of Formation, substantially in the form of Exhibit A, with the office of the Secretary of State of Delaware. The Initial Member hereby adopts, confirms and ratifies said Certificate of Formation and all acts taken in connection therewith. Michael Chan is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, her powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

ARTICLE III

Section 3.1  Name. The name of the Company is GE Equipment Transportation LLC, Series 2015-1.

Issuer LLC Agreement

ARTICLE IV

Section 4.1  Purpose and Limitations on Activities. The Company shall limit its purposes and activities to (i) the issuance and sale of Membership Interests, on the terms and conditions set forth herein; (ii) acquiring (through purchase or otherwise) from CEF Equipment Holding, L.L.C. or any of its subsidiaries or affiliates (collectively, the “Seller”), and holding, transferring and pledging equipment loan and lease receivables and the related equipment (including any beneficial interests in such receivables and equipment) and any related rights, documents, certificates, assets, and interests (“Assets”); (iii) servicing equipment loan receivables and equipment lease receivables and managing the related equipment; (iv) entering into any agreement providing for the acquisition, sale, financing, servicing, managing, hedging or transfer of the Assets or interests in the Assets; (v) retaining or reacquiring an interest in the Assets; (vi) lending or otherwise investing proceeds from Assets and any other income; and (vii) any purposes and activities necessary, convenient or incidental to the conduct, promotion or attainment of the business purposes and activities of the Company as set forth in clauses (i) through (vi) above; provided that, in connection with the permitted activities specified above, the purpose and activities of the Company shall be further limited as follows:

(viii)   the servicing and the managing of assets owned or beneficially owned by the Company shall be conducted in a manner that is consistent with the servicing agreement to which the Company shall become a party coincident with the initial transfer of assets from the Seller (the “Servicing Agreement”);

(ix)   the Company may sell or assign Assets only as specified in the Transaction Documents; and

(x)   the Company may enter into derivative contracts or hedges that have the following characteristics: (a) are interest rate swap arrangements, (b) have a fair value at inception of zero, and (c) commence on a date within two (2) days of the effective date of the receipt by the Company of Assets transferred to it from the Seller.

Section 4.2  Authority. The Company, by or through the Member, or any Manager on behalf of the Company, may enter into and perform under the Indenture, the Underwriting Agreement, Transaction Documents and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, together with any amendments or supplements thereto, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement, the Act or any other applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of any Member or any Manager to enter into other agreements on behalf of the Company.

ARTICLE V

Section 5.1  Registered Office; Other Offices. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The Manager may establish other offices of the Company at such locations within or outside the State of Delaware as the Initial Member may determine.

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ARTICLE VI

Section 6.1  Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801.

ARTICLE VII

Section 7.1  Admission of Members. (a) By execution of this Agreement, the Initial Member is hereby admitted as a Member of the Company and shall have a Membership Interest in the Company including, without limitation, such rights in and to the profits and losses of the Company and rights to receive distributions of the Company’s assets, and such other rights and obligations, as provided herein.

(b)        Without the consent of any Member or other Person, the Manager may cause the Company to issue additional Membership Interests and thereby admit a new Member or new Members, as the case may be, to the Company, only if such new Member (i) has delivered to the Initial Member its capital contribution, (ii) has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto, and (iii) has delivered such additional documentation as the Initial Member shall reasonably require to so admit such new Member to the Company.

Section 7.2  Initial Member. The name and the address of the Initial Member of the Company is as follows:

GE Equipment Funding, LLC

10 Riverview Drive

Danbury, Connecticut 06810

Attention: Capital Markets Operations

ARTICLE VIII

Section 8.1  Management. Subject to Section 16.1, management of the Company is initially vested in the Initial Member. The Initial Member shall be a “manager” within the meaning of the Act (a “Manager”) until such time as the Initial Member appoints one or more Managers to replace the Initial Member in its capacity as manager of the Company. Each Manager shall perform duties on behalf of the Company as Manager as set forth in this Agreement and in the Act and may enter into contracts with Persons on behalf of the Company, bind the Company and engage in activities on behalf of the Company, including issuing, delivering and executing contracts, agreements and other documents in connection therewith, in each case in accordance with Section 4.1.

Section 8.2  Managers to Provide Information to the Initial Member. It shall be the duty of each Manager to keep the Initial Member reasonably informed as to material events relating to the Company, including, without limitation, all claims pending or threatened against the Company and the execution by such Manager on behalf of the Company of any material agreements or instruments.

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Section 8.3  Accounting and Tax Reports; Tax Matters. The Manager shall: (i) maintain (or cause to be maintained) the books of the Company on a calendar year basis on the accrual method of accounting, (ii) deliver to each Member, as may be required by the Code and applicable Treasury Regulations, such information as may be required to enable each Member to prepare its federal, state and local income tax returns, (iii) file such tax returns relating to the Company, and make such elections as may from time to time be required or appropriate under any applicable state or federal statute or rule or regulation thereunder so as to prevent the Company from being characterized as an entity treated as a corporation under Section 301.7701-3 of the Treasury Regulations for federal income tax purposes, (iv) cause such tax returns to be signed in the manner required by law and (v) collect or cause to be collected any withholding tax with respect to income or distributions to Members.

ARTICLE IX

Section 9.1  Initial Capital Contributions. The initial cash capital contribution to be made by the Initial Member promptly after the Initial Member signs this Agreement is $10,000.

ARTICLE X

Section 10.1  Additional Contributions. The Members shall have no obligation to make any additional capital contribution to the Company after the date hereof, but the Initial Member may elect to do so from time to time.

ARTICLE XI

Section 11.1  Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Manager, subject to the limitations of the Act or other applicable laws.

Section 11.2  Distribution upon Withdrawal. Upon withdrawal, any withdrawing Member shall not be entitled to receive any distribution and shall not otherwise be entitled to receive the fair market value of its Membership Interest.

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ARTICLE XII

Section 12.1  Transfers. (a) A Member other than the Initial Member may not Transfer any part of its Membership Interest without (i) the prior written consent of the Initial Member, such consent not to be unreasonably withheld, and (ii) an opinion of a nationally recognized tax counsel experienced in such matters to the effect that such transfer will not cause the Company to be treated as a publicly traded partnership within the meaning of Section 7704 of the Code. Any purported Transfer of any Membership Interest in contravention of this Section 12.1 shall, to the fullest extent permitted by law, be null and void and of no force or effect whatsoever. No purchase or transfer of a Membership Interest shall be made by or to a Benefit Plan Investor, no purchase or transfer of a Membership Interest by or to a Benefit Plan Investor will be effective, and neither the Company nor the Initial Member will recognize any such purchase or transfer. In addition, no purchase or transfer will be effective if it would cause the Company to (x) be classified as an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes or (y) be required to withhold on the transferee’s distributions or distributive shares of income as a result of Sections 871, 881 or 1446 of the Code, and neither the Manager nor the Company will recognize any purchase or transfer giving rise to such classification or withholding.

(b)        The Initial Member shall admit a transferee of a Member’s Membership Interest to the Company only if such transferee (i) has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto and (ii) has delivered such additional documentation as the Initial Member shall reasonably require to so admit such transferee to the Company. Notwithstanding anything contained herein to the contrary, both the Company and the Initial Member shall be entitled to treat the transferor of a Membership Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to it, until such time as a written assignment or other evidence of the consummation of a Transfer that conforms to the requirements of this Section 12.1 and is reasonably satisfactory to the Initial Member has been received by the Company. The effective date of any Transfer permitted under this Agreement shall be the close of business on the day of receipt thereof by the Company.

Section 12.2  Restrictions on Expulsion. No Member shall be expelled as a Member under any circumstances.

ARTICLE XIII

Section 13.1  Liability of Members. Except as required by the Act, no Member or any Manager, agent, shareholder, director, employee or incorporator of any Member solely by reason of its capacity as such will be liable for the debts, obligations and liabilities of the Company or any other Member, whether arising in contract, tort or otherwise, which debts, obligations and liabilities shall be solely the debts, obligations and liabilities of the Company or such other Member, as applicable.

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ARTICLE XIV

Section 14.1  Exculpation and Indemnification of Members and Managers. (a) No Indemnified Party shall be liable to the Company or any Member for any loss, damage or claim incurred by reason of any act performed or any act omitted by such Indemnified Party in connection with any matter arising from, or related to, or in connection with this Agreement or the Company’s business or affairs; provided, however, that the foregoing shall not eliminate or limit the liability of any Indemnified Party if a judgment or other final adjudication adverse to the Indemnified Party establishes (i) that the Indemnified Party’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or (ii) that the Indemnified Party personally gained in fact a financial profit or other advantage to which the Indemnified Party was not legally entitled.

(b)        The Company shall, to the fullest extent permitted by the Act, indemnify and hold harmless, and advance expenses to, each Indemnified Party against any losses, claims, damages or liabilities to which the Indemnified Party may become subject in connection with any matter arising from, related to, or in connection with this Agreement or the Company’s business or affairs; provided, however, that no indemnification may be made to or on behalf of any Indemnified Party (and expenses advanced shall be returned) if a judgment or other final adjudication adverse to the Indemnified Party establishes (i) that the Indemnified Party’s acts or omissions were committed in bad faith or involved intentional misconduct as a knowing violation of law or (ii) that the Indemnified Party personally gained in fact a financial profit or other advantage to which the Indemnified Party was not legally entitled.

(c)        Notwithstanding anything else contained in this Agreement, the indemnity obligations of the Company under paragraph (b) above shall:

(i)        be in addition to any liability that the Company may otherwise have;

(ii)        inure to the benefit of the successors, assigns, heirs and personal representatives of each Indemnified Party; and

(iii)        be limited to the assets of the Company.

(d)        This Article XIV shall survive any termination of this Agreement and the dissolution of the Company.

ARTICLE XV

Section 15.1  Duration and Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the affirmative vote or written consent of the Initial Member or as otherwise required by the Act.

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ARTICLE XVI

Section 16.1  Bankruptcy. Except by the unanimous consent of all Members and Managers, the Company shall not file a voluntary petition in bankruptcy or otherwise seek relief under Title 11 of the United States Code or any successor statute thereto, or under any similar applicable state law.

Section 16.2  Amendments. (a) Except as is otherwise set forth in clause (b) below, this Agreement may be modified, altered, supplemented or amended only if all the Members execute and deliver a written agreement with respect to such modification, alteration, supplement or amendment; provided, that so long as any rated debt obligation of the Company is outstanding, the Rating Agency Condition is satisfied.

(b)        This Agreement may be modified, altered, supplemented or amended without satisfying the requirements of clause (a) above (i) to cure any ambiguity or (ii) to convert or supplement any provision herein in a manner consistent with the intent of this Agreement and the other Transaction Documents.

Section 16.3  Headings. The titles of Sections of this Agreement are for convenience of reference only and shall not define or limit any of the provisions of this Agreement.

Section 16.4  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES THEREOF.

Section 16.5  Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 16.6  Further Assurances. The Initial Member shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

Section 16.7  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement. Executed counterparts may be delivered electronically.

Section 16.8  Assignment; Third Party Beneficiaries. The parties hereto acknowledge and agree that the rights of the Company under this Agreement may be pledged from time to time by the Company to creditors of the Company to secure the Company’s obligations to such creditors. Nothing in this Agreement, whether express or implied, shall be construed to give to any other Person (other than a party hereto or an Indemnified Party) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein.

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Section 16.9 Effectiveness. Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the date hereof.

[Signature Follows]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

GE EQUIPMENT FUNDING, LLC,
as Initial Member

By:	/s/ Charles E. Rhodes
Name:	Charles E. Rhodes
Title:	Vice President and Secretary

S-1	Issuer LLC Agreement

DEFINITIONS ADDENDUM

TO THE

LIMITED LIABILITY COMPANY AGREEMENT

“Act” is defined in the Preliminary Statement.

“Agreement” means this Limited Liability Company Agreement, as amended from time to time.

“Assets” is defined in Section 4.1.

“Benefit Plan Investor” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA (which is subject to Title I of ERISA), a “plan” described in Section 4975(e)(1) of the Code (which is subject to Section 4975 of the Code), or any entity deemed to hold “plan assets” of any of the foregoing by reason of investment by an “employee benefit plan” or “plan” in the entity.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or permitted to be closed in the State of New York or the State of Connecticut.

“Certificate of Formation” means the Certificate of Formation of the Company, as filed with the Secretary of State of the State of Delaware on January 5, 2015 or as amended, restated and supplemented from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and Treasury Regulations promulgated thereunder.

“Company” means GE Equipment Transportation LLC, Series 2015-1, a Delaware limited liability company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“Fitch” means Fitch, Inc. and its successors and assigns.

“Indemnified Party” means a Member, Manager, employee, organizer or agent of the Company or any officer, agent, shareholder, director, employee or incorporator of the Initial Member.

“Indenture” means the Indenture, dated as of March 4, 2015, between the Company and the Indenture Trustee, as the same may be amended, restated or supplemented from time to time.

“Indenture Trustee” means Citibank, N.A., not in its individual capacity but solely as indenture trustee under the Indenture, or any successor indenture trustee under the Indenture.

A-1	Issuer LLC Agreement

“Initial Member” has the meaning assigned in the preamble.

“Manager” is defined in Section 8.1.

“Member” means the Initial Member and any other Person that is admitted as a member of the Company, in each case for so long as such Person continues to be a member of the Company, in such Person’s capacity as a member of the Company.

“Membership Interest” means the entire limited liability company interest of a Member in the Company at any particular time, including the right of a Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement. A Membership Interest may be represented by a certificate.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Person” means an individual, partnership, corporation, trust (including a business trust), limited liability company, joint stock company, association, joint venture, government or any agency or political subdivision thereof or any other entity of whatever nature.

“Rating Agency” means each of Fitch and Moody’s. If any of such organizations or its successor is no longer in existence, the Issuer shall designate a nationally recognized statistical rating organization or other comparable Person as a substitute Rating Agency, notice of which designation shall be given to the Indenture Trustee and the Servicer.

“Rating Agency Condition” means with respect to any action and a Rating Agency, that, for so long as such Rating Agency is rating any Class of Notes, each Rating Agency shall have been given at least ten (10) Business Days prior notice thereof and shall have not notified the Issuer and the Indenture Trustee that such action will result in a reduction or withdrawal of its then current rating of any Class of the Notes.

“Seller” is defined in Section 4.1.

“Servicer” means General Electric Capital Corporation , as the Servicer under the Servicing Agreement, as the case may be, or any other Person designated as a Successor Servicer under such agreement.

“Servicing Agreement” means the Servicing Agreement, dated as of March 4, 2015, by and among the Company, the Titling Trust and Servicer.

“Titling Trust” means GE TF Trust, a Delaware statutory trust.

“Transaction Documents” means this Agreement, the Related Documents as defined in the Indenture and all documents and certificates contemplated thereby or delivered in connection therewith.

A-2	Issuer LLC Agreement

“Transfer” means, (i) as a noun, any transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance or other disposition, whether direct or indirect, voluntary or involuntary, by operation of law or otherwise and, (ii) as a verb, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, to transfer, sell, assign, exchange, charge, pledge, give, hypothecate, convey, encumber or otherwise dispose of.

“Treasury Regulations” means regulations, including proposed or temporary regulations, promulgated under the Code.

“Underwriting Agreement” means the Underwriting Agreement, dated on or about February 24, 2015, by and among the Company, CEF Equipment Holding, L.L.C., General Electric Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters.

A-3	Issuer LLC Agreement

EXHIBIT A

CERTIFICATE OF FORMATION

OF

GE Equipment Transportation LLC, Series 2015-1

This Certificate of Formation of GE Equipment Transportation LLC, Series 2015-1, dated as of January 5, 2015, has been duly executed and is being filed by Michael Chan, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

1.        The name of the limited liability company (the “LLC”) is:

GE Equipment Transportation LLC, Series 2015-1

2.        The address of the registered office of the LLC in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the LLC at such address is The Corporation Trust Company.

3.        This Certificate of Formation shall be effective as of its filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 5th day of January, 2015.

Michael Chan
Authorized Person

Exhibit A-1	Issuer LLC Agreement